Exhibit 15

Crowe Horwath LLP Independent Member Crowe Horwath International

May 5, 2017

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

RE: FILING OF THE MARCH 31, 2017 FORM 10-Q FOR TRUSTCO BANK CORP NY

Commissioners:

We are aware that our report dated May 5, 2017, on our reviews of the interim financial information of TrustCo Bank Corp NY as of and for the three month periods ended March 31, 2017 and 2016, included in the Company's quarterly report on Form 10-Q for the quarter ended March 31, 2017, is incorporated by reference in its Registration Statements, Form S-8 (No. 33-60409), Form S-8 (No. 333-78811), Form S-8 (No. 333-115689), Form S-8 (No. 333-115674), Form S-8 (No. 333-175868), Form S-8 (No. 333-175867), Form S-8 (No. 333-206685), Form S-3 (No. 333-194923), and Form S-3 (No. 333-196127).

Yours very truly,

/s/ Crowe Horwath LLP